Exhibit 10.1

EXECUTION COPY

Violin Memory, Inc.

4555 Great America Parkway

Santa Clara, California 95054

April 12, 2014

VIA FAX AND EMAIL

Clinton Relational Opportunity Master Fund, L.P.

c/o Clinton Group Inc.

601 Lexington Avenue, 51st Floor

New York, NY 10022

Attention: Greg Taxin and Joseph De Perio

Dear Mr. Taxin and Mr. De Perio:

This letter (the “Letter”) constitutes the agreement between Violin Memory, Inc. (the “Company”) and Clinton Relational Opportunity Master Fund, L.P. (together with its affiliates, the “Clinton Group”). As we have previously discussed, the Clinton Group and the Company agree to the following:

1.	Promptly following the execution of this Letter, the Company will take all necessary action to (i) increase the size of the board of directors of the Company (the “Board”) from seven to eight members and (ii) appoint Mr. Vivekanand Mahadevan (“Mr. Mahadevan”) as a Class II Director of the Board with a term expiring at the 2015 annual meeting of the stockholders of the Company.

2.	The Company agrees that, effective immediately upon Mr. Mahadevan’s appointment to the Board, for the remainder of his term, Mr. Mahadevan shall be offered the opportunity to serve as a member of the Audit Committee of the Board (the “Audit Committee”), unless Mr. Mahadevan, in his sole discretion, declines to serve on such committee; provided, Mr. Mahadevan shall be entitled to serve on the Audit Committee only if he meets any independence or other requirements pursuant to New York Stock Exchange listing standards or applicable law for service on the Audit Committee.

3.	The Clinton Group hereby agrees to (i) concurrently with issuance of the Mutual Press Release, withdraw its Stockholder Notice of Intent to Present a Proposal and Nominate Persons for Election as Directors at the 2014 Annual Meeting of Stockholders of Violin Memory, Inc., dated March 18, 2014, setting forth its two nominees to the Board, and (ii) cause all Voting Securities (as defined below) that it is entitled to vote at the Company’s 2014 annual meeting of its stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2014 Annual Meeting”), (whether held of record or beneficially) to be present for quorum purposes and to be voted at the 2014 Annual Meeting in favor of (A) the election of each of the Board’s nominees that is currently an incumbent director for election as a Class I Director of the Board, (B) approval of the material terms of the Company’s 2012 Stock Incentive Plan solely to preserve the Company’s ability to receive corporate income tax deductions that otherwise may be disallowed pursuant to Internal Revenue Service Code Section 162(m), and (C) ratification of the engagement of KPMG LLP as the Company’s independent registered public accounting firm.

4.	The Company hereby agrees that if at any time during the Standstill Period (as defined below), Mr. Mahadevan is no longer willing or able to serve on the Board (including, but not limited to, as a result of removal, death or disability), the Clinton Group shall have the right to submit the name of a replacement person (the “Replacement”) who shall serve as the nominee for election as director or serve as director for the remainder of Mr. Mahadevan’s term; provided that any Replacement submitted by the Clinton Group pursuant to this paragraph 4 shall qualify as “independent” pursuant to New York Stock Exchange listing standards, and have relevant financial and business experience to fill the resulting vacancy. If the proposed Replacement is not accepted by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), the Clinton Group shall have the right to submit another proposed Replacement for consideration by the Nominating Committee. The Clinton Group shall have the right to continue submitting the name of a proposed Replacement for consideration by the Nominating Committee until the Nominating Committee approves that such Replacement may serve as a nominee for election as director or serve as a director for the remainder of Mr. Mahadevan’s term whereupon such person is appointed as the Replacement.

5.	The Clinton Group agrees that from the date of this Letter and until the earlier of (i) the date that is 20 days prior to the expiration of the Company’s advance notice period for the nomination of directors or presentation of proposals at the 2015 annual meeting of the Company, or (ii) such date that the Company has materially breached any of its commitments or obligations under paragraphs 1, 2, 4, 7, 9, 12 or 13 of this Letter, except that if such material breach can be cured, the Clinton Group shall provide written notice to the Company that the Company has materially breached its commitments or obligations under paragraphs 1, 2, 4, 7, 9, 12 or 13 of this Letter, as the case may be, and the Company shall have an additional 10 days after the date of such written notice within which to cure its material breach (such period, the “Standstill Period”), the Clinton Group will not, and will cause its principals, directors, stockholders, members, partners, officers, employees, agents and affiliates not to, in any way, directly or indirectly:

(a)	acquire any Voting Securities that, at the time of such acquisition, would result in the Clinton Group owning, in the aggregate, greater than 10% of the then-outstanding Voting Securities of the Company;

(b)	make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies with respect to the election or removal of directors or other matters or proposals proposed for consideration at a meeting of the Company’s stockholders or seek to advise, encourage or influence any Person with respect to such solicitations; provided, however, that nothing herein will limit the ability of any member of the Clinton Group, or its respective affiliates, except as otherwise provided in this paragraph 5, to vote or tender any Voting Securities pursuant to any solicitation by a third party;

(c)	initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC), directly or indirectly, the Company’s stockholders for the approval of shareholder proposals, whether made pursuant to Rule 14a-4 or Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise, or cause or encourage any Person to initiate any such shareholder proposal;

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(d)	seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board, or seek, alone or in concert with others, the removal of any member of the Board;

(e)	form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities, or deposit any Voting Securities into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with an affiliate of the Clinton Group with respect to Voting Securities now or hereafter owned by it;

(f)	publicly act alone or in concert with others to control or seek to control, or influence or seek to influence, the management, the Board or the policies of the Company (other than Mr. Mahadevan acting in his capacity as a director of the Company);

(g)	with respect to the Company or the Voting Securities, (i) otherwise communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act or (ii) conduct any nonbinding referendum;

(h)	have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral), with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement or understanding or form a “group” with any other Person that engages, or offers or proposes to engage, in any of the foregoing;

(i)	publicly make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies, affairs or assets, or the Voting Securities or this Letter that is inconsistent with the provisions of this Letter; provided, however, that nothing herein shall prohibit the Clinton Group from (i) expressing its views on any publicly announced transaction approved by the Board as a result of which (x) the holders of the Voting Securities immediately prior to the consummation of such transaction would cease to own at least a majority of the issued and outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company), or (y) all or substantially all of the assets of the Company will be sold, or (ii) complying with legal or regulatory requirements, including, without limitation, the filing of any report or schedule required to be filed with the SEC, provided that if taking any of the actions enumerated in clauses (b) through (i) of this paragraph 5 would require the Clinton Group to file a report or schedule with the SEC (or an amendment thereto) disclosing such action, the Clinton Group shall not take such action, notwithstanding this clause (ii); or

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(j)	take or seek to take, or cause or seek to cause or solicit others to take, directly or indirectly, any action inconsistent with any of the foregoing.

6.	During the Standstill Period, each of the Company and the Clinton Group covenant and agree that, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors and, with respect to the Clinton Group, Mr. Mahadevan or any Replacement, shall in any way disparage, call into disrepute, or otherwise defame or slander the other party hereto or such other party’s subsidiaries, affiliates, successors, assigns, officers or directors, or any of their products or services, in any manner that would damage the business or reputation of such other party, its products or services or its subsidiaries, affiliates, successors, assigns, officers or directors.

7.	Promptly following the execution of this Letter, the Company and the Clinton Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Letter, in the form attached hereto as Exhibit A. Prior to the issuance of the Mutual Press Release, neither the Company nor the Clinton Group shall issue any press release or make any public announcement regarding this Letter without the prior written consent of the other party. Promptly following the publication of the Mutual Press Release, the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) that includes the Mutual Press Release and this Letter. The Company shall provide the Clinton Group with a copy of the Form 8-K (including any and all exhibits thereto) within a reasonable period in advance of filing the Form 8-K with the SEC in order to provide the Clinton Group with a reasonable opportunity to review and comment on such materials. Except for the Mutual Press Release and the Form 8-K, neither the Company nor the Clinton Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party.

8.	The Company and the Clinton Group each acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Letter by it and that, in the event of any breach or threatened breach hereof, the non-breaching party will be entitled to seek injunctive and other equitable relief, without proof of actual damages, that the breaching party will not plead in defense thereto that there would be an adequate remedy at law, and that the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Letter, but will be in addition to all other remedies available at law or in equity.

9.	Concurrently with the execution of this Letter, the Board shall authorize the reimbursement to the Clinton Group of up to $25,000.00 of the reasonable and documented out-of-pocket third party expenses incurred by the Clinton Group in connection with this Letter and related matters, and such reimbursement shall be paid to the Clinton Group within five business days of the date such expenses are submitted.

10.

As used in this Letter, (a) the term “Person” shall be shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) the term “affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become affiliates of any Person subsequent to the date of this Letter; and (c) the term “Voting Securities” shall mean the shares of the Company’s common stock and any other securities of the Company entitled to

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vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such common stock or other securities, whether or not subject to the passage of time or other contingencies.

11.	This Letter may be executed by the parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

12.	This Letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Letter or the transactions contemplated by this Letter, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it shall not bring any action relating to this Letter or the transactions contemplated by this Letter in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury and (iv) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business or as otherwise provided by applicable law.

13.	This Letter constitutes the only agreement between the Clinton Group and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Letter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign or otherwise transfer either this Letter or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Any purported transfer without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Letter shall be effective unless it is in writing and signed by the party hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Letter shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Letter. The failure of a party hereto to insist upon strict adherence to any term of this Letter on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter.

14.	This Letter is solely for the benefit of the parties hereto and is not enforceable by any other Persons.

[The remainder of this page is intentionally left blank.]

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If you are in agreement with the steps outlined above, please countersign in the space provided below.

Very truly yours,

VIOLIN MEMORY, INC.

By:	/s/ KA DeNuccio
	Name:	KA DeNuccio
	Title:	CEO

Acknowledged and agreed:

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P.

By:	/s/ John Hall
	Name:	John Hall
	Title:	Authorized Signatory

cc:	Kenton J. King, Skadden, Arps, Slate, Meagher & Flom LLP
James J. Masetti, Pillsbury Winthrop Shaw Pittman LLP
David E. Rosewater, Schulte Roth & Zabel LLP

Exhibit A

Mutual Press Release

NOT FOR IMMEDIATE RELEASE

Violin Memory Appoints Vic Mahadevan to Board of Directors

SANTA CLARA, CA—APRIL 14, 2014 – Violin Memory, Inc., (NYSE: VMEM) a leading provider of flash storage arrays and appliances delivering application solutions for the enterprise, today announced the appointment of Vic Mahadevan to its Board of Directors, effective immediately. Mahadevan has been appointed to the class of directors that will stand for election at the Company’s 2015 Annual Meeting of Stockholders. With his appointment, Violin Memory has expanded its board from seven directors to eight, seven of whom are non-management directors.

“We are pleased to welcome Vic to our Board, and we look forward to benefitting from his insights and contributions,” said Kevin DeNuccio, president and chief executive officer. “His significant senior management experience in the industry, specifically in the enterprise storage space as Chief Strategy Officer for NetApp, will be invaluable as we continue to push forward with our strategic initiatives to improve execution, continue to lead the storage market with our technology, and drive sustainable long-term growth.”

“I am honored to join Violin Memory’s Board of Directors,” said Mahadevan. “Violin is a great company with unmatched enterprise and cloud storage solutions, a rapidly expanding customer base, and significant growth opportunities in the evolving market for enterprise flash solutions. I look forward to working with the board as Violin embarks on its next phase of growth and works to generate value for all Violin Memory stockholders.”

In connection with today’s announcement, Violin Memory has entered into an agreement with Clinton Group, Inc. (the “Clinton Group”). Under the agreement, the Clinton Group will, among other things, vote its shares in favor of the election of the Company’s slate of directors at the Company’s 2014 Annual Meeting of Stockholders. In addition, the Clinton Group has agreed to customary standstill provisions. The agreement will be filed in a form 8-K with the Securities and Exchange Commission later today.

“We are supportive of the steps the Board of Directors and management have taken to reorient the Company to an improved strategy for achieving growth and profitability,” said Joseph A. De Perio, Senior Portfolio Manager of Clinton Group, Inc. “We appreciate Violin Memory’s willingness to engage constructively with stockholders, and we believe Vic Mahadevan’s significant domain expertise and experience will benefit all of Violin Memory’s stockholders.”

In addition, Violin Memory announced that it is postponing the Company’s 2014 Annual Meeting of Stockholders to a date to be later determined by the Board. Violin Memory had previously disclosed on Form 8-K on March 13, 2014, that it established May 23, 2014 as the date for its 2014 Annual Meeting, the Company’s first Annual Meeting as a public company.

About Vivekanand Mahadevan

Vivekanand Mahadevan has been an independent business consultant since March 2012. Mahadevan was previously the Chief Strategy Officer for NetApp, Inc., a supplier of enterprise storage and data management software and hardware products and services, from November 2010 until February 2012 and prior to that time served as Vice President of Marketing for LSI Corporation, an electronics company that designs semiconductors and software that accelerate storage and networking, from January 2009 to September 2010. Prior to LSI Corporation, he was Chief Executive Officer for Deeya Energy, Inc., a company that develops and manufactures stationary electrical energy storage solutions, from December 2007 to July 2008. Mahadevan has also held senior management positions with leading storage and systems management companies including BMC Software, Compaq, Ivita, and Maxxan Systems. Mahadevan also currently serves on the board of directors of Overland Storage, Inc., a provider of data management and data protection products, where he has served since November 2012.

About Violin Memory, Inc.

Business in a Flash. Violin Memory transforms the speed of business with high performance, always available, low cost management of critical business information and applications. Violin’s All Flash optimized solutions accelerate breakthrough CAPEX and OPEX savings for building the next generation data center. Violin’s Flash Fabric Architecture (FFA) speeds data delivery with chip-to-chassis performance optimization that achieves lower consistent latency and cost per transaction for Cloud, Enterprise, and Virtualized mission-critical applications. Violin’s All Flash Arrays and Appliances, and enterprise data management software solutions enhance agility and mobility while revolutionizing datacenter economics. Founded in 2005, Violin Memory is headquartered in Santa Clara, California. For more information, visit www.violin-memory.com. Follow us on Twitter at twitter.com/violinmemory

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

Forward Looking Statements

This public announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the settlement agreement with the Clinton Group and Violin Memory’s strategic plans, growth and profitability. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: Violin Memory’s history of large purchases by a limited number of customers; its limited operating history, particularly as a new public company; risks associated with a transition in executive leadership; its relationship with Toshiba as its sole supplier of flash-based memory; as well as general market, political, economic and business conditions. Additional risks and uncertainties that could affect Violin Memory’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the company’s quarterly report on Form 10-Q, which was filed with the U.S. Securities and Exchange Commission, and is available on the Company’s investor relations website at investor.violin-memory.com and on the SEC’s website at www.sec.gov. All forward-looking statements in this public announcement are based on information available to the Company as of the date hereof, and Violin Memory does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

All Violin Memory news releases (financial, acquisitions, manufacturing, products, technology, etc.) are issued exclusively by Business Wire and are immediately thereafter posted on the company’s external website, www.violin-memory.com. Violin, Violin Memory and the Violin Memory logo are trademarks of Violin Memory, Inc. in the U.S. and other countries. All other brand or product names used in this public announcement may be trademarks of their respective owners.

Contacts:

Investor Relations

650-396-1525

ir@vmem.com

Media

Eastwick

Suzanne Chan, 415-820-4165

violin@eastwick.com

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Mahmoud Siddig

212-355-4449